CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this registration statement on Form SB-2 of our report Dated May 3, 2000 relating to the financial statements of Community Home Mortgage Corp. which appear in such registration statement. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ Eichler Bergsman & Co. LLP

Eichler Bergsman & Co. LLP
New York, NY
November 21, 2000